EXHIBIT 99.1

LEVI STRAUSS & CO. NEWS
1155 Battery Street, San Francisco, CA 94111

Investor Contact: Eileen VanEss
(415) 501-2477
Media Contact: Linda Butler
(415) 501-6070

Levi Strauss & Co. Reaffirms 2002 Financial Targets
and Reiterates 2003 Financial Goals

SAN FRANCISCO (November 25, 2002) – Levi Strauss & Co. today announced that, based on information available to date for its fourth quarter, which ended yesterday, it believes it will achieve its previously disclosed fourth-quarter and full-year 2002 financial targets.

During a public webcast of its financial community meeting on October 31, 2002, the company stated that it expects that fourth-quarter net sales for 2002 would be approximately the same as the fourth quarter of 2001 on a constant-currency basis. The company also said it expected 2002 full-year net sales to be flat to down 4% on a constant-currency basis from the prior year. In addition, the company said it expected 2002 full-year gross margins (excluding restructuring related expenses) to be between 40% and 42%, and its 2002 full-year EBITDA margin (excluding restructuring charges, related expenses and reversals) to be between 11% and 13%.

The company reiterated its previously communicated 2003 financial goals, which also were provided on October 31, 2002. The company’s targets for full-year 2003 are:

■	net sales up 2% to 5% on a constant-currency basis from the prior year;

■	gross margins between 40% and 42%; and,

■	EBITDA margins between 10.5% and 12.5%.

Additionally, the company currently expects its debt level at the end of 2003 to be approximately equal to the expected 2002 year-end level of approximately $1.85 billion. Peak borrowings during 2003 are expected to be approximately $200 million to $300 million higher than this amount, reflecting seasonal working capital requirements and growth associated with the expected entry into the mass channel in the United States in the third quarter. This anticipated 2003 year-end debt level also reflects the impact of a reduced estimate of net cash payments in 2003 for prior years’ income taxes from $148.5 million to approximately $90 million. The estimate was reduced upon review of new data and re-computations and after including potential refunds that the company expects from prior years’ overpayments.

The company defines EBITDA as operating income excluding depreciation and amortization expense. EBITDA should not be considered in isolation from, and is not intended to represent an alternative measure of, operating income or cash flow or any other measure of performance determined in accordance with generally accepted accounting principles. EBITDA is included here because the company believes that its investors may find it to be a useful analytical tool for measuring the company’s ability to service its debt, including whether it is in compliance with certain covenants under its bank credit facility, and for measuring its ability to generate cash for other purposes. Other companies may calculate EBITDA differently, and the company’s EBITDA calculations are not necessarily comparable with similarly-titled figures for other companies.

Levi Strauss & Co. is one of the world’s leading branded apparel companies, marketing its products in more than 100 countries worldwide. The company designs and markets jeans and jeans-related pants, casual and dress pants, shirts, jackets and related accessories for men, women and children under the Levi’s® and Dockers® brands.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2001, especially in the Risk Factors and Management’s Discussion and Analysis sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release.

We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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